Exhibit 4.2

GLOBAL DEBENTURE

REGISTERED	NO. 2
$200,000,000	CUSIP: 410867 AA 8

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities (as defined below) in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

THE HANOVER INSURANCE GROUP, INC.

7 5/8% SENIOR DEBENTURE DUE 2025

The Hanover Insurance Group, Inc., a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Million Dollars ($200,000,000) on October 15, 2025, at the office or agency of the Company referred to below, and to pay interest thereon semi-annually in arrears on October 15 and April 15 of each year, commencing April 15, 1996 (each such date an “Interest Payment Date”), at the rate of 7 5/8% per annum, until the principal hereof is paid or duly provided for.

This Registered Global Debenture is one of the duly authorized debt securities of the Company (herein called the “Securities” and individually a “Security”) issued or to be issued in one or more series under an indenture dated as of October 16, 1995 (the “Indenture”) between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company), trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is a Registered Global Debenture of a series designated as the 7 5/8% Senior Debentures Due 2025

(the “Senior Debentures”), limited in aggregate principal amount to $200,000,000. The Senior Debentures will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

Interest on the Senior Debentures will accrue from October 16, 1995, until the principal hereof has been paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on each of October 1 or April 1, as the case may be, next preceding such Interest Payment Date. Payment of the principal of and interest on this Security will be made in immediately available funds at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the Company’s option, payment of interest due on an Interest Payment Date may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register maintained by the Company, or, if such Person shall have made arrangements therefor in writing (or such other means as deemed acceptable by the Paying Agent) with the Paying Agent not later than the Record Date immediately preceding the applicable Interest Payment Date, then by wire transfer of immediately available funds to an account maintained by such Person at a bank located in the United States.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Securities of this series are not subject to any sinking fund and are not redeemable prior to Maturity.

The Indenture governing the Senior Debentures contains covenants including, but not limited to, covenants with respect to the following matters: (i) limitation on issuance or disposition of stock of Restricted Subsidiaries, (ii) limitation on Liens and (iii) consolidation, mergers and sale of assets.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of all series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series affected, on behalf of the Holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series in the case of any Event of Default described in clause (1), (2), (3), (4) or (7) of Section 501 of the Indenture, or, in the case of any event of Default described in clause (5) or (6) of Section 501 of the Indenture, the Holders of not less than 25% in principal amount of all Outstanding Securities, shall have made written request, and offered reasonable indemnity, to the Trustee to institute, such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority or more in principal amount of the Outstanding Securities of this series in the case of any Event of Default described in clause (1), (2), (3), (4) or (7) of Section 501 of the Indenture, or, in the case of any event of Default described in clause (5) or (6) of Section 501 of the Indenture by the Holders of a majority or more in principal amount of all Outstanding Securities, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

The transfer of this Registered Global Debenture will be registrable through DTC as provided in the Indenture. The Trustee has been appointed registrar of the Securities, and the Trustee will maintain at its office in the Borough of Manhattan, The City of New York, a register for the registration and transfer of the Securities in definitive registered form. As provided in the Indenture and subject to certain limitations therein set forth, Securities in definitive registered form may be transferred at the aforesaid office of the Trustee upon surrender of such Security or Securities for cancellation and thereupon the Company shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees, in exchange therefor, a new Registered Security or Registered Securities having identical terms and provisions and having a like aggregate principal amount in authorized denominations.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Subject to the provisions of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

If at any time, (i) the Depositary is unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, or (ii) the Company determines that the Securities of this series shall no longer be represented by a global Security or Securities, then the Company will execute and the Trustee will authenticate and deliver Securities in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Persons in whose names such Securities are so registered.

Unless the certificate of authentication hereon has been duly executed by or on behalf of U.S. Bank National Association (as successor to State Street Bank and Trust Company), the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized signatories, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose. This Registered Global Debenture (Certificate No. 2) is being issued as a replacement for the Registered Global Debenture (Certificate No. 1) dated October 16, 1995 (the “Original Certificate), and upon such execution of the certificate of authentication by or on behalf of U.S. Bank National Association (as successor to State Street Bank and Trust Company), the Original Certificate shall be deemed to be cancelled.

This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Registered Global Debenture to be duly executed.

Dated:	THE HANOVER INSURANCE GROUP, INC., as Issuer

	By	/s/ Edward J. Parry
Edward J. Parry, III
Executive Vice President and Chief Financial Officer

Attest:

Authorized Signature

TRUSTEE’S

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION (AS SUCCESSOR TO STATE STREET BANK AND TRUST COMPANY), as Trustee

By
Authorized Signatory

Dated: